Exhibit 23.6

Consent of Independent Accountants

NorthStar Realty Europe Corp.
We hereby consent to the use in this Registration Statement on Form S-11 of NorthStar Realty Europe Corp. of our report dated 28 September 2015 relating to the combined statement of revenues and certain expenses of IVG Portfolio, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, Société coopérative
Luxembourg
8 October 2015